Exhibit 99.3 – Pro Forma Financial Information

Vizstar, Inc.
Unaudited Pro Forma Balance Sheet
As of March 31, 2010 (Celestial Jets, Inc.) and February 28, 2010 (Vizstar, Inc.)

	Celestial	Vizstar	Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$197,695	$871			$198,566
Property, plant and equipment, net	15,127	5,043			20,170

TOTAL ASSETS	$212,822	$5,914			$218,736

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$4,723	$5,799			$10,521
Note payable to Vizstar / third party	249,975	—			249,975
Notes payable – related party	63,862	—			63,862
Convertible notes payable – related party	100,000	—			100,000

Total Current Liabilities	418,559	5,799			424,358

Stockholders’ Deficit
Common stock, no par value, 200 shares authorized, issued and outstanding	—	—			—
Common stock, $.0001 par, 2,400,000,000 shares authorized, 122,171,200 and 66,176,656 shares issued and outstanding, pre- and post-merger	—	12,217	(5,599	) (a)	6,618
Additional paid in capital	—	50,395	(50,395	) (a)	—
Accumulated deficit	(205,737)	(62,497)	55,994	(a)	(212,240)

Total Stockholders’ Deficit	(205,737)	115	—		(205,622)

TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$212,822	$5,914			$218,736

PRO FORMA ADJUSTMENT

(a)           Adjustment to exchange all Celestial shares for 35,633,584 Vizstar common shares and cancel 91,628,128 pre-existing and issued Vizstar common shares.

VizStar, Inc.
Notes to Unaudited Pro Forma Balance Sheet

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet as of March 31, 2010 (Celestial) and February 28, 2010 (Vizstar) was based on the unaudited balance sheet of Celestial Jets, Inc. as of March 31, 2010 and the unaudited balance sheet of Vizstar, Inc. as of February 28, 2010 combined with pro forma adjustments to give effect to the Celestial acquisition as if it occurred on the respective dates.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transaction had occurred on the above mentioned date. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

NOTE 2 – MERGER WITH VIZSTAR, INC.

On June 11, 2010, Vizstar entered into a merger agreement with Celestial Jets, Inc., a New York corporation, whereby a new Vizstar wholly-owned subsidiary (“Celestial Acquisition Corp.”), merged with and into Celestial, resulting in Celestial becoming a wholly-owned subsidiary of Vizstar.

Immediately after the merger, Vizstar had 2,400,000,000 shares authorized and 66,176,656 common shares outstanding. In addition 16,000,000 common stock warrants were issued by Vizstar to the owner of Celestial, exercisable for one year at $.0001 per share, but only to prevent dilution should any other shares be issued during that period.

Vizstar expects to change its name to Celestial Jets, Inc. in the foreseeable future.